Exhibit 99.1

News Release	For Release April 27, 2006
CONTACTS:	6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992 Lori Dorer, Media, (513) 345-1685
Kendle Delivers Strong Earnings, Revenue and Sales Growth for First Quarter 2006
•	EPS of $0.33 up 32% from fourth quarter 2005 and 106% from the same quarter a year ago
•	Net service revenues of $59.8 million represent 25% increase over first quarter 2005
•	12% operating margin up from 9.8% in fourth quarter 2005 and 6% in same quarter a year ago
•	New business awards a record $91 million
•	$342 million in total business authorizations an all-time Company high
CINCINNATI, April 27, 2006 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported first quarter 2006 financial results.
Net service revenues for first quarter 2006 were $59.8 million, an increase of 25 percent over net service revenues of $47.7 million for first quarter 2005. Earnings per share of $0.33 for the first quarter compares favorably to the $0.16 per share reported for the first quarter 2005.
Income from operations for first quarter 2006 was approximately $7.3 million, or 12 percent of net service revenues, compared to income from operations of approximately $2.8 million in first quarter 2005. Net income for the quarter was approximately $4.9 million, or $0.33 per diluted share, compared to net income of $2.1 million, or $0.16 per share, in first quarter 2005.
New business awards were $91 million for first quarter 2006. Contract cancellations for the quarter were $13 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled $342 million at March 31, 2006.
“We are very pleased with our results for the first quarter,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “We saw continued strong improvement in earnings, revenue and sales. We look forward to building on this momentum to create improved value for our customers and shareholders over the long term.”
Net service revenues by geographic region for the first quarter were 61 percent in the Americas, 36 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 31 percent of net service revenues for first quarter 2006 compared to 39 percent of net service revenues for first quarter 2005.
Reimbursable out-of-pocket revenues and expenses were $17.4 million for first quarter 2006 compared to $10.9 million in the same quarter a year ago.
Cash flow from operations for the quarter was a positive $3.3 million. Cash and marketable securities totaled $51.7 million, including $119,000 of restricted cash, and bank borrowings totaled $3.2 million at March 31, 2006. Days sales outstanding in accounts receivable were 46 and capital expenditures for first quarter 2006 totaled $1.7 million.

Kendle will host its first quarter 2006 conference call on April 27, 2006, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on May 26, 2006.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share. Our global clinical development business is focused on five regions – North America, Europe, Asia/Pacific, Latina America and Africa – to meet customer needs. With the expertise of our associates worldwide, Kendle has conducted clinical trials or provided regulatory, pharmacovigilance and validation services in 70 countries. Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of April 27, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net service revenues	$59,753	$47,687
Reimbursable out-of-pocket revenues	17,442	10,918

Total revenues	77,195	58,605

Costs and expenses:
Direct costs	30,824	25,726
Reimbursable out-of-pocket costs	17,442	10,918
Selling, general and administrative expenses	19,885	16,854
Depreciation and amortization	1,766	2,258
Severance and office consolidation costs	—	—

Total costs and expenses	69,917	55,756

Income from operations	7,278	2,849

Other income (expense):
Interest expense	(63)	(147)
Interest income	551	182
Other	(228)	201
Gain on debt extinguishment	—	300

Income before income taxes	7,538	3,385

Income taxes	2,639	1,240

Net income	$4,899	$2,145

Income per share data:
Basic:

Net income per share	$0.35	$0.16

Weighted average shares outstanding	14,171	13,273

Diluted:

Net income per share	$0.33	$0.16

Weighted average shares outstanding	14,657	13,624

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

Cash, cash equivalents and marketable securities (including restricted cash)	$51,715	$48,755

Net Receivables	39,741	33,154

Total assets	192,965	184,759

Bank borrowings	3,223	3,839

Shareholders’ equity	131,131	122,504